Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 8, 2012, is made by and among CHINA ARMCO METALS, INC., a corporation organized under the laws of the State of Nevada (the “Company”), and Kexuan Yao (the “Executive”).  Each of the Company and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company wishes to employ the Executive as its Chairman, President and Chief Executive Officer, and the Executive wishes to accept such employment, on the terms set forth below, effective as of January 1, 2012 (“Effective Date”).

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

1.           Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Effective Date and continuing through December 31, 2014, unless sooner terminated in accordance with the provisions of Section 5 hereof (The period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2.           Duties.  During the Term, the Executive shall be employed by the Company as its President and Chief Executive Officer, reporting directly to the board of directors of the Company (the “Board”). The Executive shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the faithful performance of the duties of said offices and shall faithfully perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Company’s Board, except that the Executive shall have a right to serve on the Board of Directors of not-for-profit organizations and with the consent of the independent members of the Board of Directors, have ownership interest, direct or indirect, of not more than 4.9% of the issued and outstanding stock in public companies that may compete with the company

3.           Place of Performance. Executive shall be based at the office of the Company in Shanghai, except for travel required for Company business. In the event the Board of Directors of the company deems it in the best interest of the company that its head corporate office be located in the United States, Executive agrees to move to such office as promptly as possible thereafter.

4.           Compensation.

(a)            Base Salary.  The Company shall pay the Executive a salary at a minimum rate of (i) $250,000 per annum for the period beginning on the Effective Date through December 31, 2012; (ii) $275,000 per annum for the period beginning on January 1, 2013 through December 31, 2013; and (iii) $300,000 per annum for the period beginning on January 1, 2014 through December 31, 2014 (the “Base Salary”).  Base Salary shall be payable in accordance with the customary payroll practices of the Company applicable to senior executives. The Compensation Committee of the Board (the “Committee”) may review the Executive’s Base Salary from time to time and may provide for increases as it may, in its discretion, deem appropriate and any such increase in Base Salary shall constitute the “Base Salary” as of the time of the increase.

(b)           Bonus.  Each year during the Term, in addition to Base Salary, the Executive shall be entitled to an annual cash bonus in an amount equal to 50% of the Executive’s Base Salary for such year. Any such bonus shall be payable no later 2 ½ months following the year with respect to which the Base Salary is payable. The Committee, shall further have the discretion to grant Executive annual bonuses pursuant to a specified time or fixed schedule specified under the compensation plan at the date of the deferral of such compensation. .  Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity-based plan, or other policy or program of the Company, as the same may be approved by the Compensation Committee and in accordance with any stockholder approval incentive plan in effect at the time of such decision.

(c)           Restricted Shares.  On the Effective Date, Executive shall receive 1,500,000 shares of the Company’s common stock (“Restricted Shares”) subject to the terms and conditions of the Amended and Restated China Armco Metals, Inc. 2009 Stock Incentive Plan (the "Incentive Plan"). The Restricted Shares shall vest according to Vesting Schedule attached hereto as Exhibit A; provided, however, if the Executive is terminated pursuant to Section 5 of this Agreement, the Executive shall forfeit all the unvested Restricted Shares as of such termination.

(d)           Equity Incentive Compensation.  The Executive shall be entitled to participate in any equity compensation plan of the Company in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase shares of Company’s common stock, shares of restricted stock and other equity awards in the discretion of the Board or the Committee. Any equity incentive compensation shall be payable no later than 2 ½ months of the following tax year in which such compensation is granted.

(e)           Benefits.  The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs. Any benefits such as group life, hospitalization, disability insurance plans, health programs, retirement plans, fringe benefits, and other benefits shall be payable no later than 2 ½ months of the following year in which the benefit is granted.

(f)           Vacation.  The Executive shall be entitled to vacation of no less than 25 business days per year, to be credited in accordance with ordinary Company policies.

(g)           Expenses.  The Company shall pay or reimburse the Executive for all ordinary, necessary, and reasonable out-of-pocket expenses actually incurred for a business purpose (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement in accordance with the Company’s policies regarding such reimbursements The Company shall not be obligated to reimburse the Executive for such amounts until the Executive has presented the Company with documentation of such expenses. The reimbursements will occur no later than 2 ½ months after the taxable year in which the expense was incurred.

(h)           Work Permits/Visas/United States Permanent Resident Card; Tax Matters.  The Company shall pay or reimburse the Executive for any expenses, including reasonable attorneys fees and expenses, actually incurred (and, in the case of reimbursement, paid) by the Executive, up to a maximum of $10,000, in connection with: (i) obtaining the proper work permits and/or visas and/or United States Permanent Resident Card necessary for the Executive to provide services hereunder in the United States; and (ii) the preparation of the Executive’s and his spouse’s (if applicable) United States income tax returns as required by law.

(i)           Life Insurance.  The Company shall use best efforts to reimburse the Executive the amount of the premiums paid by the Executive on a term life policy for the benefit of the Executive or the Executive’s designated beneficiaries with a death benefit of $2million.  The reimbursements will occur no later than 2 ½ months after the taxable year in which the premium amount was incurred. The Company shall not be obligated to reimburse the Executive for such amounts until the Executive has presented the Company with a statement documenting such payments.

(j)           Key Man Insurance.  The Company will purchase on the life of the Executive up to $50 million of key man life insurance with the Company as the beneficiary of the death benefit.

5.           Termination of Employment; Change of Control.

(a)           Termination upon Death or Disability.  This Agreement and Executive’s employment hereunder shall automatically terminate on the date on which Executive dies or becomes permanently incapacitated. Executive shall be deemed to have become “permanently incapacitated” on the date that is thirty (30) days after the Company has determined that Executive has suffered a Permanent Incapacity (as defined below) and so notifies Executive.  For purposes of this Agreement, “Permanent Incapacity” shall mean that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan (if any) covering employees of the service provider’s employer.

(b)           Termination by the Company for Cause.  The Company shall terminate this Agreement and Executive’s employment hereunder with Cause (as defined below), effective upon delivery of written notice to Executive given at any time during the Term (without any necessity for prior notice).  For purposes of this Agreement, “Cause” shall mean the Executive’s: (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or affiliates or theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries or affiliates, (iii) willful breach of Executive’s fiduciary duties to the Company, or (iv) breach by Executive of any provision of this Agreement.

(c)           Termination by Company without Cause.  The Company may terminate this Agreement and Executive’s employment hereunder without Cause, effective upon delivery of written notice to Executive given at any time during the Term (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement, including without limitation, obligations related to severance, vesting of options and continuation of benefits as set forth herein.

(d)           Termination by the Executive for Good Reason.  The Executive may terminate this Agreement and Executive’s employment hereunder with Good Reason (as defined below).  For purposes of this Agreement, “Good Reason” shall mean (i) the material reduction of the Executive’s title, authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; (ii) a material reduction in Base Salary of the Executive, other than a temporary reduction mutually agreed to by the executive and the Chairman of the Compensation Committee; (iii) the Company’s material breach of this Agreement; or (iv) any change in the geographic location, other than to the United States as contemplated herein, at which Executive must perform the services under this Agreement, which change is reasonably material to Executive.  Notwithstanding the foregoing, (x) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than thirty (30) days from the date of such notice) is given no later than 30 days after the time at which the event or any condition purportedly giving rise to Good Reason first occurs or arises and (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason, the Company shall have fifteen (15) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(e)           Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder other than for Good Reason, provided that the Executive gives the Company no less than thirty (30) days prior written notice of such termination.

(f)           Change of Control. The Executive may terminate this Agreement and Executive’s employment hereunder within the one year period following a Change of Control (as defined below), provided that the Executive gives the Company no less than thirty (30) days prior written notice of such termination.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(i).        Change in Ownership. A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(ii).       Change in Effective Control. A change in effective control of the Company occurs on the date that either: (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing forty percent (40%) or more of the total voting power of the stock of the Company; or (B) a majority of the members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; provided, that this paragraph (2) will apply to the Company only if no other corporation is a majority shareholder of the Company.

(iii).       Change in Ownership of Substantial Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv).       Intended Interpretation.  It is the intent of the Parties that the definition of Change in Control under this Agreement be construed consistent with the definition of “Change in Control” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations, as amended from time to time.

6.           Payments Upon Termination.

(a)           Upon termination of this Agreement and Executive’s employment hereunder due to Executive’s death or disability pursuant to Section 5(a) hereof, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms).

(b)           Upon termination of this Agreement and Executive’s employment hereunder by the Company for Cause pursuant to Section 5(b) hereof or by Executive other than for Good Reason pursuant to Section 5(e) hereof, (i) the Company shall pay to Executive an amount equal to Executive’s then Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(c)           Upon termination of this Agreement and Executive’s employment hereunder by the Company without Cause pursuant to Section 5(c) hereof, by Executive for Good Reason pursuant to Section 5(d) hereof or by Executive following a Change in Control of the Company pursuant to Section 5(f) hereof, (i) the Company shall pay to Executive (A) an amount equal to Executive’s then Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (B) an amount equal to two times (I) the average of the Base Salary amounts paid to Executive over the three calendar years prior to the date of termination, (II) if less than three years have elapsed between the date of this Agreement and the date of termination, the highest Base Salary paid to Executive in any calendar year prior to the date of termination, or (III) if less than 12 months have elapsed from the date of this Agreement to the date of termination, the highest Base Salary received in any month times 12 the Base Salary payable to Executive for calendar year of the date of termination; and (ii) all unvested Restricted Shares shall vest immediately upon the termination; and (iii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(d)           Unless the payment is required to be delayed pursuant to Code Section 409A (as defined below), the cash amounts payable to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) under this Section 6 shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) in a single-sum payment within 60 days following the effective date of termination of this Agreement and Executive’s employment hereunder.

7.           Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement would be deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then the Parachute Payments shall be reduced (but not below zero) so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made by first reducing severance benefits (if any). Notwithstanding the foregoing, if the reduction of Parachute Payments under this Section 7 would be equal to or greater than $50,000, then there shall be no such reduction and the full amount of the Parachute Payment shall be payable. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 7 shall be as determined by the Company’s independent accountants, or such other experts as the Chairman of the Compensation Committee shall deem appropriate.

8.           Execution of Release. The Executive acknowledges that, if required by the Company prior to making the payments and benefits set forth in Section 5 (other than accrued but unpaid Base Salary and other benefits), all such payments and benefits are subject to his execution of a general release from liability of the Company, each member of its board of directors, and each of Executive Pay Officers (including his successor), Directors/Managers and employees, and such release becoming irrevocable by its terms. If Executive fails to execute such release, or such release does not become irrevocable, all such payments and benefits set forth in Section 6 hereof shall be forfeited.

9.           Application of Code Section 409A.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Code Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment will be provided in full (to the extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed. For purposes of Code Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of such term under Code Section 409A) with the Company, each payment made under this Agreement will be treated as a separate payment, and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. In no event will Executive, directly or indirectly, designate the calendar year of payment, except as permitted under Code Section 409A.

(b)           Notwithstanding anything herein to the contrary, if, at the time of Executive’s “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as such term is defined in Code Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Code Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive), until the first payroll date that occurs after the date that is six (6) months following Executive’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid with interest at the applicable federal rate as provided under Section 7872(f)(2)(A) of the Code in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s “separation of service” with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A will be paid to the personal representative of Executive’ s estate within sixty (60) days after the date of Executive’s death. Payments pursuant to Section 6 of this Agreement are intended to satisfy the short-term deferral exception under Code Section 409A.

(c)           All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement will be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(d)           To the extent applicable, all grants, awards, bonuses or other payments made to Executive or for which Executive is eligible under any Company bonus, incentive, deferred compensation plan or program or any other compensation arrangement will be structured to comply with the requirements of Code Section 409A or an exception from such requirements.

10.           Covenants of the Executive.

(a)           Confidentiality.  During the Term, the Company has and will continue to provide Executive with access to, and may confide in him, information, business methods and systems, techniques and methods of operation developed at great expense by the Company and which are assets of the Company.  Executive recognizes and acknowledges that: (i) all Confidential Information (defined below) is the property of the Company and is unique, extremely valuable and developed and acquired by great expenditures of time, effort and cost; (ii) the misuse, misappropriation or unauthorized disclosure by Executive of the Confidential Information would constitute a breach of trust and would cause serious irreparable injury to the Company; and (iii) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use same to his own advantage or to the advantage of others. Accordingly, Executive shall not, during the Term or thereafter, directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity, or use on his own behalf, any confidential and proprietary information of the Company, including, but not limited to, information relating to strategic plans, sales, costs, client lists, client preferences, client identities, investment strategies, computer programs, profits or the business affairs and financial condition of the Company, or any of its clients, or any of the Company’s business methods, systems, marketing materials, clients or techniques (collectively “Confidential Information”), except for (i) such disclosures where required by law, but only after written notice to the Company detailing the circumstances and legal requirement for the disclosure; or (ii) as authorized during the performance of Executive’s duties for such use or purpose as are reasonably believed by Executive to be in the best interests of the Company. At any time, upon request, Executive shall deliver to the Company all of its property including, but not limited to, its Confidential Information (whether electronically stored or otherwise) which are in his possession or under his control. Property to be returned includes, but is not limited to, notebook pages, documents, records, prototypes, client files, drawings, electronically stored data, computer media or any other materials or property in Executive’s possession or control.

(b)           Noninterference.  During the Term and for a period of one (1) year following the end of the Term (the “Restricted Period”), for whatever reason, he will not, directly or indirectly, for himself or on behalf of any third party, at any time or in any manner:

(i).       persuade, induce, solicit, influence or attempt to influence, or cause any person who is an employee of the Company to terminate his or her relationship with the Company or refer any such employee to anyone, without prior written approval from the Company;

(ii).       request or cause any of the Company’s clients or potential clients to cancel, modify or terminate any existing or continuing or, to Executive’s knowledge, prospective business relationship with the Company;

(iii).       engage in or participate in any effort or act to induce, or in any way cause, any client or, to Executive’s knowledge, prospective client of the Company, to deal with Executive or any other person or entity except in a capacity as representative of the Company, or otherwise take any action which might reasonably be expected to be disadvantageous to the Company;

(iv).       persuade, induce, solicit, influence or attempt to influence, or cause any client or, to Executive’s knowledge, prospective client of the Company to cease or refrain from doing business, or to decline to do business, or to change or alter any existing or prospective business relationship, with the Company;

(v).       accept business from, or perform or provide any services for, any client, or to Executive’s knowledge, prospective client of the Company;

(vi).       contract with or communicate with, in either case in connection with services, any client or, to Executive’s knowledge, prospective client of the Company; or

(vii).       provide any third party with any information concerning any client, or to Executive’s knowledge, prospective client of the Company, including but not limited to, the disclosure of any client name or data, in whatever form, to such third party.

(c)           Noncompetition.  During the Term and Restricted Period, Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or enter into or maintain a contractual relationship with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company in the United States or any other location in which the Company conducts business prior to Executive' S termination date.

(d)           Injunctive Relief.  Executive acknowledges that his compliance with the covenants in Sections 9(a), 9(b) and 9(c) hereof (the “Restrictive Covenants”) is necessary to protect the good will, Confidential Information and other proprietary interests of the Company, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation or threatened violation by Executive of any such provision, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, Executive agrees that, in the event of such violation or threatened violation by him, the Company shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to the Company. Executive further acknowledges that he has carefully considered the nature and extent of the restrictions contained herein and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable, are designed to protect the legitimate business interests of the Company, and do not confer benefits upon the Company disproportionate to the detriment upon him. In the event that Executive violates any of the covenants in this Agreement and the Company commences legal action for injunctive or other relief, the Company shall have the benefit of the full period of the covenants, computed from the date Executive ceased violation of the covenants, either by order of the court or otherwise. Executive acknowledges that any claim or cause of action he may have against the Company shall not constitute a defense to the enforcement by the Company of his covenants in Article 5 of this Agreement (e.g., these covenants are independent of any other provision in this Agreement and of any other promise made to Executive). Executive also acknowledges that his experience and capabilities are such that he can obtain suitable employment otherwise than in violation of the covenants in this Agreement and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship. Without limiting the foregoing, in the event of a breach by Executive of any Restrictive Covenant, the Company’s obligations under this Agreement shall immediately terminate, Executive shall not be entitled to any additional monetary payments or benefits of any kind whatsoever and Executive shall reimburse the Company for all of its attorneys fees and costs associated with any legal or equitable proceedings or litigation seeking to enforce the terms of this Agreement.

(e)           Remedies Cumulative and Concurrent.  The rights and remedies of the Company as provided in this Section 10 shall be cumulative and concurrent and may be pursued separately, successively or together, at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

(f)           Executive’s Authorization.  Executive authorizes the Company to inform any third parties, including future employers, prospective employers and the Company’s clients or prospective clients, of the existence of this Agreement and his obligations under it and will cooperate with the company in connection with any filing or other disclosure with respect to this agreement with the Securities and Exchange Commission or any other US governmental agency.

(g)           Survivability.  The provisions of this Section 10 shall survive the cessation of Employee’s employment for any reason, as well as the expiration of this Agreement at the end of its Term or at any time prior thereto for a two-year period after Executive’s termination.

(h)           Definition of Company.  For purposes of this Section 10, the term “Company” shall include the Company and any of its parents, subsidiaries, affiliates or any related companies including their respective successors and assigns.

11.           Other Provisions.

(a)           Severability.  The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement or any part thereof, including, without limitation, any of the Restrictive Covenants, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b)           Duration and Scope of Covenants.  If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(c)           Indemnification. To the extent permitted by law, the Company will indemnify and hold Executive harmless against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Executive is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance. Promptly after receipt by Executive under this section of notice of the commencement of any action (including any governmental action), Executive shall, if a claim in respect thereof is to be made against Executive under this section, deliver to the Company a written notice of the commencement thereof.  The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Company of any liability to Executive under this section.

(d)           Arbitration.

(i).       Subject to the limitations of this Section 11(d), if any dispute arises between the Parties under or concerning this Agreement or the terms hereof, or regarding the manner in which Executive was treated while employed by the Company, the termination of his employment, or any alleged violation by the Company of Executive’s rights under any common law theory, or any applicable federal, state, or local law, statute, regulation, or ordinance (including without limitation 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other local, state, or federal legislation that pertains to employee rights or discrimination in employment), the Parties agree to submit such issue to final and binding arbitration to a three-person panel (with a panelist selected by each Party and the third panelist selected through agreement between the two selected panelists) in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Nothing in this Section 11(d), however, will preclude the Company from seeking the judicial relief set forth under Section 10 of this Agreement.

(ii).       The Parties agree that the interpretation and enforcement of the arbitration provisions in this Agreement will be governed exclusively by the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1 et seq., provided that they are enforceable under the FAA, and will otherwise be governed by the law of the State of Nevada. (Please clarify. Other than incorporation, the company has nothing to do with Nevada)

(iii).       The Parties agree and understand that one of the objectives of this arbitration agreement is to resolve disputes expeditiously, as well as fairly, and to those ends it is the obligation of all Parties to raise any disputes subject to arbitration hereunder in an expeditious manner. Accordingly, the Parties agree that, as to any dispute that can be brought hereunder, a demand for arbitration must be postmarked or delivered in person to the other Party no later than six (6) months after the date the demanding Party knows or should have known of the event or events giving rise to the claim. Failure to demand arbitration on a claim within these time limits is intended to, and will to the furthest extent permitted by law, be a waiver and release with respect to such claims. If, and only if, the waiver and release of claims referenced in the immediately preceding sentence is found by a court of competent jurisdiction to be unenforceable as against Executive or the Company under this Agreement, the Parties will nevertheless submit such claims to arbitration pursuant to this Section 11(d) within the time permitted by law.

(iv).       The Company and Executive will jointly and equally pay the arbitrator’s fees.

(v).       Unless otherwise agreed by the Parties, arbitration will take place in San Mateo, California.

(vi).       In rendering an award, the arbitrator will determine the rights and obligations of the Parties according to federal law and the substantive law of the State of Nevada without regard to any principles governing conflicts of laws and the arbitrator’s decision will be governed by state and federal substantive law, including state and federal discrimination laws referenced in Section 11(d)(i) hereof, as though the matter were before a court of law.

(vii).       Any arbitration award will be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The decision of the arbitrator will be made within thirty (30) days following the close of the hearing. The Parties agree that the award will be enforceable exclusively by any state or federal court of competent jurisdiction within San Mateo, California.

(viii).       It is understood and agreed by the Parties that their agreement herein concerning arbitration does not contain, and cannot be relied upon Executive to contain, any promises or representations concerning the duration of the employment relationship, or the circumstances under or procedures by which the employment relationship may be modified or terminated.

(ix).         If any part of this arbitration procedure is in conflict with any mandatory requirement or applicable law, the law will govern, and that part of this arbitration procedure will be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure will remain otherwise unaffected and enforceable.

(e)           Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or other electronic means, including email, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day.  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11(e), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:	William Thomson Chairman-Executive Compensation Committee 390 Bay Street, Suite 1706, Toronto, ON M5H 2Y2, Canada Attention: Bill Thomson Telephone No.: +1-416-947-1300 Facsimile No.:

If to the Executive, to:	Kexuan Yao One Waters Park Dr., Ste. 98 San Mateo, CA 94403 Telephone No.: 650-212-7620 Facsimile No.: 650-212-7630

Any such person may by notice given in accordance with this Section 11(d) to the other Parties hereto designate another address or person for receipt by such person of notices hereunder.

(f)           Section Headings

.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to or “Section” or “Sections” refer to the corresponding Article or Section or Sections of this Agreement, unless the context indicates otherwise.

(g)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless otherwise expressly provided, the word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(i)           Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(j)           Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(k)           Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(l)            Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

(m)          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

(n)           Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 10 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s employment hereunder, and the other provisions of this Section 11 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

(o)           Existing Agreements. The Executive represents to the Company that he is not subject or a Party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

(p)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA.

(q)           Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

 [Signatures follow on next page]

IN WITNESS WHEREOF, the Company and the Executive have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

CHINA ARMCO METALS, INC.

By:	/s/ William Thomson
Name:	William Thomson
Title:	Chairman-Executive Compensation Committee

EXECUTIVE:

/s/ Kexuan Yao
Name:	KEXUAN YAO

Exhibit A

Vesting Schedule

Employee Name: Kexuan Yao

Term: Effective Date through December 31, 2014

Vesting Schedule: 125,000 shares of Restricted Shares vest on the first day of each quarter over a three-year period commencing on April 1, 2012, as follows:

Vesting Date	Vesting Shares
April 1, 2012	125,000
July 1, 2012	125,000
October 1, 2012	125,000
January 1, 2013	125,000
April 1, 2013	125,000
July 1, 2013	125,000
October 1, 2013	125,000
January 1, 2014	125,000
April 1, 2014	125,000
July 1, 2014	125,000
October 1, 2014	125,000
January 1, 2015	125,000